Exhibit 99.2

NOT FOR IMMEDIATE RELEASE

Verity Investor Contact:	Verity Media Contact:
Bob Roepke	Derek van Bronkhorst
Verity, Inc.	Verity, Inc.
408-541-1500	650-315-7856
rroepke@verity.com	derekvb@verity.com

Verity Announces Stock Repurchase Program for Fiscal Year 2006

Authorized to Repurchase Up to $50 Million of Common Stock in New Fiscal Year

SUNNYVALE, Calif. — June 30, 2005 — Verity Inc. (NASDAQ: VRTY), a leading provider of enterprise search software that enables organizations to discover, analyze and process all of the digital information within their enterprises, today announced that its Board of Directors has approved the repurchase of up to $50 million of its Common Stock during its fiscal year ending May 31, 2006.

“We believe this program represents a good investment of available funds that can enhance shareholder value,” said Anthony J. Bettencourt, president and chief executive officer. Share repurchases will be made periodically on the open market at prevailing market prices.

Under the prior program, which ended on May 31, 2005, the company repurchased and retired approximately 3.5 million shares of its common stock through open market transactions, valued at approximately $37.7 million of the $50 million stock repurchase program previously authorized by the Board of Directors for fiscal 2005.

About Verity

With headquarters in Sunnyvale, California, Verity provides enterprise search software that enables organizations to discover, analyze and process all of the digital information within their enterprises. The company’s solutions provide integrated search, classification, recommendation, monitoring and analytics across the real-time flow of enterprise information, along with self-service Q & A. In addition, Verity’s business process management and content capture solutions activate information and accelerate its flow from person to person and between systems. Verity technology also serves as a core component of more than 260 applications from leading independent software vendors.

Around the world, more than 11,500 organizations of all sizes and types rely on Verity to manage their intellectual capital. In the private sector, these include ABB, AT&T, AXA, Bristol-Myers Squibb, Capgemini, Capital One, Deloitte Consulting, EDGAR Online, Ford, GMAC, Hewlett-Packard, Kaiser Permanente, Mayo Foundation, PricewaterhouseCoopers, SAP, UBS and Verizon. In the public sector, customers come from all levels and branches of government, including the U.S. General Services Administration, the U.S. Air Force and Army, the U.S. Department of Defense, including the armed forces units, and the U.S. Departments of Energy and Justice. Independent software vendors that integrate Verity include EMC Documentum, FileNet, Lotus, Oracle, Stellent, TIBCO and Xerox DocuShare.

Cautionary Statement

Verity may repurchase all $50 million of its stock, or no further shares of its stock, or any amount in between, depending on the trading price of its stock, market conditions, determinations following the date of this announcement to use such funds for other purposes, or for other reasons. Risks relating to Verity are set forth under the caption “Risks Related to Our Business” in its Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission on April 11, 2005.

# # #

Verity and the Verity LiquidOffice, TeleForm, LiquidBPM logos are registered trademarks or trademarks of Verity, Inc.

All other trademarks are the property of their respective owners.

World Wide Web site http://www.verity.com